Exhibit 23

KPMG LLP
Suite 900, Morgan Keegan Tower
Fifty North Front Street
Memphis, TN 38103

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated June 29, 2007, into the previously filed Registration Statements (Nos. 33-63809 and 333-123372) on Form S-8 of First Horizon National Corporation, relating to the statements of net assets available for plan benefits of First Horizon National Corporation Savings Plan (the Plan) as of December 31, 2006 and 2005, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2006, including the supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2006, which report appears in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2006.

Memphis, Tennessee
June 29, 2007

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.